Exhibit A

AUDIT COMMITTEE CHARTER

STATEMENT OF POLICY

     A soundly conceived, effective Audit Committee is essential to the management, operation, and financial reporting process of Potomac Bancshares, Inc. The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibilities to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

ORGANIZATION

     Members

     There shall be a committee of the Board of Directors known as the Audit Committee. This committee shall be composed of at least three (3) directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgement as a committee member. Independent shall be defined using the NASDAQ’s standards as stated below:

     A director will not be considered independent, if among other things, he or she has:

  been employed by the corporation or its affiliates in the current or past three years;

  accepted any compensation from the corporation or its affiliates except for board or committee service or retirement plan benefits.

  an immediate family member who is or has been in the past three years, employed by the corporation or its affiliates as an executive officer;

  been a partner, controlling shareholder or an executive officer of any for profit business to which the corporation made, or from which it received, payments; or

  been employed as an executive of another entity where any of the bank’s executives serve on that entity’s compensation committee.

If a NASDAQ standard is questioned, the Audit Committee shall have the authority to obtain a legal opinion as to the independence standard questioned. Based on the legal opinion, subsequent board approval will be required pertaining to the members independence.

     The Proxy Statement shall disclose whether or not committee membership is comprised of one “Audit Committee financial expert” as defined by Section 407 of the Sarbanes-Oxley Act of 2002. If not, the reasons shall be disclosed.

     At the Committee’s discretion, management of the corporation may attend meetings of the Audit Committee, but this attendance shall be in a non-voting capacity.

     Committee membership standards will be maintained in accordance with applicable banking laws and regulations.

     Meetings

     The Audit Committee shall meet at its own discretion, but at least four times annually, with special meetings called as deemed necessary. The Committee reserves the right to meet without members of corporate management, internal audit, or the independent accounting firm.

     The Committee may meet periodically with the internal auditor and the independent auditors, and any other persons whom the Committee deems appropriate, in executive sessions, if deemed necessary.

     Minutes

     Minutes shall be prepared for all meetings of the Audit Committee to document the Committee’s discharge of its responsibilities. The minutes shall provide an accurate record of the proceedings, and shall be reviewed and approved by the Audit Committee.

AUTHORITY

     The authority for the Audit Committee is derived from the full Board of Directors of Potomac Bancshares, Inc.

     The Audit Committee is appointed by the Board to assist in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the company with legal and regulatory requirements, (3) the independence and performance of the company’s internal and external auditors, and (4) the effectiveness of internal controls and procedures.

     The Audit Committee shall have the authority to retain special legal, accounting or other advisors to advise and assist the Committee. Potomac Bancshares, Inc shall provide appropriate funding, as determined by the Committee, for payment of compensation to such advisors. The Committee may request any officer or employee of the company or the company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

RESPONSIBILITIES

     In fulfilling the stated role of the Audit Committee, the primary and general responsibilities will be as follows:

  To provide for an internal audit function to serve the corporation in an examining and advisory capacity

  To provide for external audits of all corporate subsidiaries by suitable independent auditors

  To serve as a focal point and reporting outlet for communications among non-committee directors, corporate management, internal auditors, and independent auditors

  To maintain a “Whistle Blower” Policy under Section 301 of the Sarbanes-Oxley Act of 2002, which policy is hereby incorporated by reference and made a part thereof.

  To assist the Board of Directors in fulfilling its fiduciary responsibilities for financial reporting and internal accounting and operations controls

  To act as an agent for the Board of Directors to help ensure the independence of internal auditors and independent auditors, the integrity of management, and the adequacy of disclosures to stockholders.

     Specific duties of the Audit Committee include, but are not limited to the following items:

1.	The Committee shall make regular reports to the Board.

2.	The Committee shall annually evaluate its own performance.

3.	Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

4.	Ensure required Audit Committee disclosures are included in the Proxy Statement. The Committee may delegate this responsibility to the financial expert.

5.	Preapprove all audit services and permissible non-audit services performed by the independent auditors. The preapproval requirement is waived for non-audit services if the amount of the non-audit service is not more than five percent of the total amount paid to the independent auditors during the fiscal year in which the services are provided and such services were not recognized at the time of the engagement to be non-audit services and such services are promptly brought to the committee’s attention and approved prior to the completion of the audit.

6.	Prior to filing the annual report, review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principals and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

7.	Subject to the review and discussions noted in no. 6 above, recommend to the Board of Directors that the audited financial statements be included in the company’s annual report on Form 10K.

8.	Prior to filing the annual report, the Committee or their designee, will review the Management Discussion and Analysis (MD & A) for inclusion on Form 10K.

9.	Prior to the filing of the 10Q, the Audit Committee Chairman, or her designee, will discuss findings and issues with the Financial Officer and the independent auditors and subsequently will report their findings to the Committee.

10.	Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

11.	Receive annual reports from the independent auditor regarding the auditor’s independence and discuss such reports with the auditor.

12.	Review the internal audit and compliance reports and the outstanding recommendation lists detailing areas remaining to be addressed by management.

13.	Review the Allowance for Loan and Lease Losses (ALLL) when it is possible to review it at the Audit Committee meeting. Otherwise, the ALLL will be presented to the Board of Directors for review.

14.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No 61 relating to the conduct of the audit.

15.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter.

16.	Perform any other activities consistent with this Charter, the organization’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Audit Committee approved: June 24, 2008
Board approved: July 8, 2008